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                                                        Exhibit 4.3












                                SCANA CORPORATION


                         NONEMPLOYEE DIRECTOR STOCK PLAN


                            EFFECTIVE JANUARY 1, 1997



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                                SCANA CORPORATION
                         NONEMPLOYEE DIRECTOR STOCK PLAN


     SCANA CORPORATION, a South Carolina Corporation (the
"Company"), hereby adopts the SCANA Corporation Nonemployee
Director Stock Plan (the "Plan").

     Article 1.    Establishment and Purpose

                    1.1     Establishment.      Having been approved by the
       Board of Directors of the Company at its August 21, 1996 meeting, the Plan shall become effective as of January 1, 1997 (the "Effective Date"), and shall remain in effect until the expiration or termination of the Plan pursuant to Article
       9 herein.

                    1.2    Purpose.      The purpose of the Plan is to
       promote the achievement of long-term objectives of the Company by linking the personal interests of Eligible Directors, as defined in Article 2(j) herein, to those of the Company's shareholders and to attract and retain Eligible Directors of outstanding competence by mandating that each quarter 41% (plus a round-up amount in lieu of any fractional share) of the Retainer Fees of each Participant as defined in
       Article 2(n) herein, be paid in Company Stock. The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any replacement rule in effect from time to time ("Rule 16b-3"). This Plan is a compensation plan pertaining only to said 41% of each Participant's Retainer Fees, and is not a pension or welfare benefit plan and is not a deferred compensation plan.

      Article 2.        Definitions.      As used in the Plan, the
following terms have the meanings indicated:

            (a)  "Act" means the Securities Exchange Act of 1934,
                  as amended.

            (b)  "Award" means the award of Company Stock under
                  the Plan.

            (c)  "Award Date" means the first day of each quarter
                  of the calendar year.

            (d)  "Board of Directors" means the Board of
                  Directors of the Company.

            (e)  "Company" means SCANA Corporation, a South
                  Carolina corporation.

            (f) "Company Stock" means the no par value common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Article 7), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

            (g)  "Committee" means the Management Development and
                 Corporate Performance Committee of the Board of
                 Directors.

            (h) "Director" means any individual who is a member of the Board of Directors.

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            (i)  "Effective Date" means January 1, 1997.

            (j) "Eligible Director" means a Director who, at the Award Date, is not employed by the Company or by any Subsidiary of the Company.
            (k) "Fair Market Value" means (i) if the Company Stock is original issue stock, the average of the high and low sales prices of a share of the Company Stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading date immediately preceding the Award Date and (ii) if the Company Stock is purchased by the Company on the open market, the cost incurred by the Company to purchase such Stock including but not limited to brokerage commissions.

            (l)  "Internal Revenue Code" means the Internal
                 Revenue Code of 1986, as amended.

            (m)  "Investor Plan" means the SCANA Investor Plus
                 Plan.

            (n) "Participant" means any Eligible Director entitled to receive an Award under the Plan.

            (o)  "Plan" means the SCANA Corporation Nonemployee
                 Director Stock Plan.

            (p) "Retainer Fees" means the amount of compensation payable to each Participant with respect to services rendered to the Company as a Director during a Service Period. Such term does not include fees for attending meetings of the Board of Directors or committees of the Board of Directors.

            (q) "Rule 16b-3" means Rule 16b-3 of the Act, as amended, or any replacement rule in effect from time to time.

            (r)  "Service Period" means a calendar year.

            (s) "Subsidiary" means an entity of which the Company owns 50% or more of the total combined voting power of all classes of stock.

      Article 3.   Eligibility.      Only Eligible Directors shall
participate in the Plan.

      Article 4.   Share Awards.

                    4.1 As of each Award Date, each Participant will receive in lieu of cash the smallest number of whole shares of Company Stock which when multiplied by the Fair Market
       Value would equal no less than 41% of the Participant's
       Retainer Fees payable on such Award Date.


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                    4.2   At any time during the last calendar quarter of
       each calendar year, each Participant may elect to have the shares of Company Stock to be issued to him or her pursuant to the Plan during the next Service Period registered in his or her name. If a Participant does not make such an election, all shares issued pursuant to the Plan during the next Service Period will be deposited into an account in his or her name in the Investor Plan. In the case of a Participant elected during the calendar year, the Participant may make the election to have the shares registered in his or her name at any time between his or her election and the next regularly scheduled Board of Directors' meeting. All cash dividends paid on shares deposited into the Investor Plan will be reinvested in additional shares of Company Stock unless the participant notifies the Investor Plan in accordance with the terms thereof that he or she does not want to reinvest such dividends. During the last quarter of 1996, each Participant who is not then a participant in the Investor Plan shall be provided with a copy of the current
       Investor Plan Prospectus. During the last quarter of each subsequent calendar year in which there is a change in the Prospectus for the Investor Plan, all Participants who have not been provided previously with a copy of such changed
       Prospectus shall be provided with a copy of the then-current Prospectus. In addition, each newly-elected Participant who is not a participant in the Investor Plan shall be given an Investor Plan Prospectus shortly after his or her election.

                    4.3 The shares of Company Stock shall be issued promptly following the Award Date.

                    4.4 Company Stock shall automatically be awarded under the Plan as described in Section 4.1 above. If at any time there may not be sufficient shares available under the Plan to permit automatic Awards as described above, the automatic
       Awards shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares then available for issuance under the Plan.

      Article   5.  Stock.      Company Stock issued pursuant to
the Plan may be either original issue or stock purchased by the Company on the open market. The Company has reserved an aggregate of 100,000 shares of original issue Company Stock for issuance pursuant to the Plan. The aggregate number is subject to adjustment as provided in Article 7. In the event of a change in the capital structure of the Company (as provided in Article 7), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan. The aggregate number of shares of Company Stock reserved shall be reduced by the issuance of shares under the Plan.




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      Article  6.  Issuance of Company Stock.      The Company
shall not be required to issue or deliver any certificate for shares of Company Stock before (i) such shares have been admitted to listing on the New York Stock Exchange, (ii) the Company has received any required registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine is necessary or advisable and
(iii) the Company is satisfied that all applicable legal requirements have been complied with. The Company may place on a certificate representing Company Stock any legend deemed necessary by the Company's counsel to comply with federal or state securities laws. Until the Participant has been issued a certificate for the shares of Company Stock acquired, the Participant shall possess no shareholder rights with respect to the shares.

      Article 7.      Effect of Stock Dividends and Other Changes
in Capital Structure.     Appropriate adjustments shall be made
automatically to the number and kind of shares to be issued under the Plan, and any other relevant provisions of the Plan if there are any changes in the Company Stock by reason of a stock dividend, stock split, combination of shares, spin-off, reclassification, recapitalization, merger, consolidation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company). If the adjustment would produce fractional shares, the fractional shares shall be eliminated by rounding to the nearest whole share. Any adjustments shall be made in a manner consistent with Rule 16b-3. Any such adjustments shall neither enhance or diminish the rights of a Participant.

      Article 8.      Administration of the Plan.     The
Committee shall be responsible for the proper implementation of the Plan. The Committee shall not exercise any discretion with respect to the administration of the Plan, except as may be permitted by Rule 16b-3. The Committee shall have all powers vested in it by the terms of the Plan. Any decision of the Committee with respect to the Plan shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel.

      Article 9.      Expiration and Termination of the Plan.
Company Stock shall be awarded under the Plan until the Plan is terminated by the Board of Directors or until such earlier date when termination of the Plan shall be required by law.

      Article 10.      Amendments.      The Board of Directors may
make from time to time such changes in and additions to the Plan as it may deem appropriate, including as may be necessary to ensure compliance with Rule 16b-3 and to cause awards of Company Stock pursuant to the Plan to meet the applicable requirements of the Internal Revenue Code.




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      Article 11.      Notice.      All notices and other
communications required or permitted to be given under the Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company, at its principal business address, to the attention of the Secretary; and (b) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

      Article 12.      Governing Law/Interpretation.
Generally, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of South Carolina. The terms of this Plan are also subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan would cause the Plan to fail to meet the requirements of Rule 16b-3, then that provision of the Plan shall be void and of no effect.

      Article 13.      Severability.      In the event any
provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included.

      Article 14.      Successors.      All obligations of the
Company under the Plan with respect to Company Stock to be paid hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.



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